Exhibit 99.1

SHARE PURCHASE AGREEMENT

entered into between

GRINDROD LIMITED

and

NEWSHELF 1279 (RF) PROPRIETARY LIMITED

TABLE OF CONTENTS
Clause number and description Page

1.	PARTIES	3

2.	INTERPRETATION AND PRELIMINARY	3

3.	CONDITION PRECEDENT	7

4.	IMPLEMENTATION OF THE IMPLEMENTATION STEPS	7

5.	SHARE PURCHASE	7

6.	CO-OPERATION AND GOOD FAITH	8

7.	BREACH	8

8.	GOVERNING LAW AND JURISDICTION	8

9.	WHOLE AGREEMENT, NO AMENDMENT	8

10.	SEVERABILITY	9

11.	COSTS	9

12.	EXECUTION IN COUNTERPARTS	9

13.	SIGNATURE	10

1.	PARTIES

	1.1.	Grindrod Limited (registration number: 1966/009846/06), a company duly incorporated and registered in accordance with the laws of South Africa (“Grindrod”); and

	1.2.	Newshelf 1279 (RF) Proprietary Limited (registration number: 2011/011310/07), a company duly incorporated and registered in accordance with the laws of South Africa (“SPV”).

2.	INTERPRETATION AND PRELIMINARY

The headings in this Agreement are for the purpose of convenience and reference only and shall neither be used in the interpretation of nor modify nor amplify the terms of this Agreement nor any of its clauses.  Unless a contrary intention clearly appears:

	2.1.	the following terms shall have the meanings assigned to them hereunder and cognate expressions shall have corresponding meanings, namely:

		2.1.1.	“Agreement” means this written share purchase agreement;

		2.1.2.	“Binding Clauses” means clauses 1, 2, 3 and 6 to 13 (both inclusive);

		2.1.3.	“Closing Date” has the meaning given to it in the Implementation Agreement;

		2.1.4.	“Condition Precedent” means the condition precedent set out in clause 3;

2.1.5.
“Grindrod Holdings” means Grindrod Holdings (South Africa) Proprietary Limited (registration number: 1999/024434/07), a company duly incorporated and registered in accordance with the laws of South Africa;

		2.1.6.	“Grindrod Repurchase Price” has the meaning given to it in the Implementation Agreement;

		2.1.7.	“Grindrod Share Repurchase Agreement” means the written share repurchase agreement in terms of which Grindrod will repurchase the Grindrod Shares from SPV for the Grindrod Repurchase Price;

		2.1.8.	“Grindrod Shares” means the 64 000 000 (sixty four million) issued ordinary shares in Grindrod that are, as at the Signature Date, held by SPV;

		2.1.9.	“GSHL” means Grindrod Shipping Holdings Ltd., a company duly incorporated and registered in accordance with the laws of Singapore;

2.1.10.
“GSHL Purchase Price” means R77 769 870 (seventy seven million seven hundred and sixty nine thousand eight hundred and seventy Rand), being an amount of R48.606169 (forty eight Rand and sixty point six one six nine cents) in respect of each of the GSHL Shares, and representing the Thirty Day VWAP;

		2.1.11.	“GSHL Shares” means the 1 600 000 (one million six hundred thousand) issued ordinary shares in GSHL that are, as at the Signature Date, held by SPV;

		2.1.12.	“Holdco” means Friedshelf 1534 Proprietary Limited (registration number: 2014/080920/07), a company duly incorporated and registered in accordance with the laws of South Africa;

2.1.13.
“Implementation Agreement” means the agreement between Grindrod, Grindrod Holdings, SPV and Holdco, setting out the basis upon which those parties intend to implement the Transaction Agreements and certain ancillary transactions set out therein, so as to achieve:

		2.1.13.1.	the acquisition by Grindrod of the Grindrod Shares and the GSHL Shares;

		2.1.13.2.	the redemption by SPV of the Redemption Vendor Prefs and the Redemption Class C Prefs; and

		2.1.13.3.	the winding-up of SPV;

	2.1.14.	“Implementation Steps” has the meaning given to it in the Implementation Agreement;

	2.1.15.	“Parties” means the parties to this Agreement, and, “Party” means any one of them;

	2.1.16.	“Redemption Class C Prefs” has the meaning given to it in the Implementation Agreement;

	2.1.17.	“Redemption Vendor Prefs” has the meaning given to it in the Implementation Agreement;

	2.1.18.	“Second Longstop Date” has the meaning given to it in the Implementation Agreement;

	2.1.19.	“Signature Date” means the date of signature of this Agreement by the Party last signing, provided that both of the Parties sign this Agreement;

	2.1.20.	“Thirty Day VWAP” has the meaning given to it in the Implementation Agreement;

	2.1.21.	“Transaction Agreements” means this Agreement and the Grindrod Share Repurchase Agreement;

	2.2.	words importing:

		2.2.1.	any one gender include the other of masculine, feminine and neuter;

		2.2.2.	the singular include the plural and vice versa; and

		2.2.3.	natural persons include created entities (corporate or unincorporate) and the state and vice versa;

2.3.
any reference to an enactment is to that enactment as at the Signature Date and as amended or re‑enacted from time to time and includes any subordinate legislation made from time to time under such enactment.  Any reference to a particular section in an enactment is to that section as at the Signature Date, and as amended or re‑enacted from time to time and/or an equivalent measure in an enactment, provided that if as a result of such amendment or re‑enactment, the specific requirements of a section referred to in this Agreement are changed, the relevant provision of this Agreement shall be read as if it had also been amended as necessary, without the necessity for a written amendment;

2.4.
if any provision in a definition is a substantive provision conferring rights or imposing obligations on any Party, notwithstanding that it is only in the definition clause, effect shall be given to it as if it were a substantive provision in the body of the agreement;

2.5.
when any number of days is prescribed in this Agreement, same shall be reckoned exclusively of the first and inclusively of the last day unless the last day falls on a day which is not a Business Day, in which case the last day shall be the next succeeding Business Day;

	2.6.	if figures are referred to in numerals and in words in this Agreement and if there is any conflict between the two, the words shall prevail;

	2.7.	expressions defined in the main body of this Agreement shall bear the same meanings in schedules or annexures to this Agreement which do not themselves contain their own conflicting definitions;

	2.8.	any reference to a day, month or year in this Agreement shall be construed as a Gregorian calendar day, month or year;

2.9.
the use of any expression in this Agreement covering a process available under South African law, including winding‑up, shall, if any of the Parties is subject to the law of any other jurisdiction, be construed as including any equivalent or analogous proceedings under the law of such other jurisdiction;

	2.10.	if:

2.10.1.
any term is defined in any particular clause in the main body of this Agreement, the term so defined, unless it is clear from the clause in question that the defined term has limited application to the relevant clause, shall bear the meaning ascribed to it for all purposes in terms of this Agreement, notwithstanding that that term has not been defined in this interpretation clause;

2.10.2.
any term is defined in any annexure to this Agreement, the term so defined, unless it expressly provides in that annexure that the defined term in question shall bear the meaning ascribed to it for all purposes in the annexure and in the main body of this Agreement, will have limited application to that annexure only;

2.10.3.
any annexure to this Agreement contains any rules of interpretation which conflict with the rules of interpretation contained in the main body of this Agreement, the former shall prevail for purposes of the annexure;

2.11.
the discharge or termination of this Agreement shall not affect those provisions of this Agreement which expressly provide that they will operate after such discharge or termination or which of necessity must continue to have effect after such discharge or termination, notwithstanding that the clauses themselves do not expressly provide for this;

	2.12.	the rule of construction that a contract shall be interpreted against the Party responsible for the drafting or preparation of the contract, shall not apply;

2.13.
any reference in this Agreement to a Party shall include a reference to that Party’s assigns expressly permitted under this Agreement and, if such Party is wound-up, or is sequestrated or business rescue proceedings have commenced in respect of such Party, be applicable also to and binding upon that Party’s liquidator, trustee or business rescue practitioner, as the case may be;

	2.14.	the words following “other”, “otherwise”, “including”, “in particular”, or any other similar general term or expression shall not:

		2.14.1.	be construed as being of the same kind, class or nature with any preceding words; or

		2.14.2.	limit the generality of any preceding word/s,

if a wider construction is possible;

	2.15.	any reference in this Agreement to any other agreement or document shall be construed as a reference to such other agreement or document as at the Signature Date, and as amended from time to time; and

	2.16.	terms, acronyms, and phrases not defined and known in general commercial or industry specific practice, shall be interpreted in accordance with their generally accepted meanings.

3.	CONDITION PRECEDENT

3.1.
Save for the Binding Clauses (all of which will become effective immediately), this Agreement is subject to the fulfilment of the Condition Precedent that by no later than 17:00 on the Second Longstop Date, the Implementation Agreement is concluded and becomes unconditional in accordance with its terms (save for any condition regarding the unconditionality of this Agreement).

3.2.
If the Condition Precedent is not timeously fulfilled, the provisions of this Agreement, save for the Binding Clauses which will remain of full force and effect, will never become of any force or effect and the status quo ante will be restored as near as may be possible and neither of the Parties will have any claim against the other in terms hereof or arising from the failure of the Condition Precedent save for any claims for restitution in terms of this clause 3.2.

4.	IMPLEMENTATION OF THE IMPLEMENTATION STEPS

	4.1.	It is recorded that each of the Implementation Steps shall be implemented in a specific order in accordance with the terms of the Implementation Agreement.

4.2.
Notwithstanding anything to the contrary contained in this Agreement, the Parties agree that this Agreement shall be implemented with effect from the Closing Date in the sequence set out in the Implementation Agreement.

5.	SHARE PURCHASE

	5.1.	SPV hereby sells to Grindrod, which purchases, the GSHL Shares with effect from the Closing Date, for the GSHL Purchase Price.

	5.2.	The GSHL Purchase Price shall be left outstanding on interest free loan account, and settled in accordance with the Implementation Steps.

6.	CO-OPERATION AND GOOD FAITH

6.1.
The Parties shall co-operate with each other and do all such things as may be reasonably required of them in order to facilitate the implementation of this Agreement in accordance with its terms and objectives.

	6.2.	The Parties shall display good faith in their dealings with each other.

7.	BREACH

Subject to clause 6.4 of the Implementation Agreement, if a Party ("Defaulting Party") commits any breach of this Agreement and fails to remedy such breach within 5 (five) Business Days ("Notice Period") of written notice requiring the breach to be remedied, then the Party giving the notice ("Aggrieved Party") will only be entitled to claim immediate specific performance of all or any of the Defaulting Party's obligations under this Agreement, with or without claiming damages, whether or not such obligation has fallen due for performance and to require the Defaulting Party to provide security to the satisfaction of the Aggrieved Party for the Defaulting Party's obligations (for purposes of clarity, the cancellation of this Agreement, as a result of any Party’s breach thereof, shall only be permitted on the basis set out in clause 6.4 of the Implementation Agreement).

8.	GOVERNING LAW AND JURISDICTION

	8.1.	Notwithstanding the conflict of law principles which might otherwise have governed this Agreement, shall be governed by and interpreted in accordance with the substantive laws of South Africa.

8.2.
The Parties agree that any legal action or proceedings arising out of or in connection with this Agreement may be brought in the KwaZulu-Natal High Court, Durban and irrevocably submit to the non-exclusive jurisdiction of such court.  The Parties irrevocably waive any objection they may now or hereafter have that any such action or proceeding has been brought in an inconvenient forum.

9.	WHOLE AGREEMENT, NO AMENDMENT

9.1.
This Agreement constitutes the whole agreement between the Parties relating to the subject matter hereof and supersedes all previous discussions, agreements and/or understandings (whether written or oral), regarding the subject matter hereof.

9.2.
No amendment or consensual cancellation of this Agreement or any provision or term hereof or of any agreement, bill of exchange or other document issued or executed pursuant to or in terms of this Agreement and no settlement of any disputes arising under this Agreement and no extension of time, waiver or relaxation or suspension of or agreement not to enforce or to suspend or postpone the enforcement of any of the provisions or terms of this Agreement or of any agreement, bill of exchange or other document issued pursuant to or in terms of this Agreement shall be binding unless recorded in a document signed by the Parties (or in the case of an extension of time, waiver, relaxation or suspension, a document signed by the Party granting such extension, waiver, relaxation or suspension).  Any such extension, waiver, relaxation or suspension which is so given or made shall be strictly construed as relating only to the matter in respect of which it was made or given.  For the purposes of this clause 9, notwithstanding the Electronic Communications and Transactions Act, 2002, “signed” shall mean a signature executed by hand on paper containing the document or an advanced electronic signature as defined in the Electronic Communications and Transactions Act, 2002, applied to the document by the signatory.

	9.3.	No oral pactum de non petendo (agreement not to sue) shall be of any force or effect.

9.4.
No extension of time or waiver or relaxation of any of the provisions or terms of this Agreement or any agreement, bill of exchange or other document issued or executed pursuant to or in terms of this Agreement shall operate as an estoppel against a Party in respect of its rights under this Agreement, nor shall it operate so as to preclude such Party (save as to any extension, waiver or relaxation actually given) thereafter from exercising its rights strictly in accordance with this Agreement.

9.5.
To the extent permissible by law a Party shall not be bound by any express or implied or tacit term, representation, warranty, promise or the like not recorded in this Agreement, whether it induced the agreement and/or whether it was negligent or not.

10.	SEVERABILITY

Any provision in this Agreement which is or may become illegal, invalid or unenforceable in any jurisdiction affected by this Agreement shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability and shall be treated pro non scripto and severed from the balance of this Agreement, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

11.	COSTS

Save as specifically provided in the Implementation Agreement, each Party shall bear its own costs incidental to the negotiation, preparation and implementation of this Agreement.

12.	EXECUTION IN COUNTERPARTS

This Agreement may be executed in counterparts, each of which shall together constitute one and the same instrument.

13.	SIGNATURE

The Parties record that it is not required for this Agreement to be valid and enforceable that a Party shall initial the pages of this Agreement and/or have its signature of this Agreement verified by a witness.

For : GRINDROD LIMITED
Signature:	/s/ Andrew Waller
who warrants that he / she is duly authorised thereto
Name:	Andrew Waller

Date:	21st July 2020

Place:	Durban

Witness:	/s/ Samantha Bufe

Full Name:	Samantha Bufe

For : NEWSHELF 1279 (RF) PROPRIETARY LIMITED
Signature:	/s/ MUSTAQ AHMED ENUS-BREY
who warrants that he / she is duly authorised thereto
Name:	MUSTAQ AHMED ENUS-BREY

Date:	21 July 2020

Place:	Cape Town

Witness:	/s/ ZAHEERAH HARRIBI

Full Name:	ZAHEERAH HARRIBI